Exhibit 107
Calculation of Filing Fee Tables

FORM TO-I/A
(Form Type)

Barings Private Credit Corporation
(Name of Issuer)

Barings Private Credit Corporation
(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$55,942,577.60	(1)	0.0001102	$6,164.88	(2)
Fees Previously Paid	$—			$6,164.88	(2)
Total Transaction Valuation	$55,942,577.60	(1)
Total Fees Due for Filing				$6,164.88	(2)
Total Fees Previously Paid				$6,164.88	(2)
Total Fee Offsets				N/A
Net Fee Due				$—

(1) Calculated as the aggregate maximum purchase price for shares of common stock, par value $0.001, of Barings Private Credit Corporation (“Shares”), based upon the net asset value per Share as of April 30, 2023 of $20.80. This amount is based upon the offer to purchase up to 2,689,547 Shares. The fee of $6,164.88 was paid in connection with the filing of the Schedule TO-I by Barings Private Credit Corporation (File No. 005-92837) on June 1, 2023.

(2) Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2023.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims	Barings Private Credit Corporation	SC TO-I	005-92837	June 1, 2023		$6,164.88
Fee Offset Sources					June 1, 2023		$6,164.88